UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2009

OSAGE EXPLORATION AND DEVELOPMENT, INC.
(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 Fifth Avenue, Suite 310 San Diego, CA 92101 (Address of principal executive offices)	(619) 677-3956 (Issuer’s telephone number)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2009, Osage Exploration and Development, Inc. and Osage Exploration and Development, Inc. Sucursal Colombia (collectively “Osage” or the “Company”) entered into an agreement (the “Agreement”) with Lewis Energy Colombia, Inc. (“Lewis”) and Gold Oil PLC Sucursal Colombia (“Gold”) pursuant to which Lewis acquired from Osage 50% of Osage’s 50% rights, title and interest in the Rosablanca concession and Lewis will serve as the operator of the Rosablanca concession.  Following this transaction, Gold, Lewis, Osage and Empesa Petrolera de Servicios y Asesorias S.A. (“Empesa”) will own 40%, 25%, 25% and 10%, respectively, of the Rosablanca concession.  Lewis will make all payments required to drill the first well on the Rosablanca concession upto a maximum amount of $3,500,000 (the “Maximum Investment Amount”).  Any amount above the Maximum Investment Amount will be paid by the Company.  As part of the Agreement, Lewis also agreed to reimburse Osage for certain payments already made by the Company relating to the first well, which will be applied against the Maximum Investment Amount.  Lewis shall also be entitled to receive cash flows from the first well equal to two times the Maximum Investment Amount before Osage receives its share (25%) of any cash flows.

In connection with the Agreement, the Company also issued 5,250,000 shares of the Company’s common stock to Mustang Capital Venture, LLC, an affiliate of Lewis.

The foregoing description of the Agreement is qualified in their entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.20 and which is incorporated herein in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information contained above in Item 1.01 with regard to the issuance of 5,250,000 shares of the Company’s common stock to Mustang Venture, LLC is hereby incorporated by reference into this Item 3.02.  The foregoing securities were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder and a restrictive legend was placed thereon.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.20
Agreement between Lewis Energy Colombia, Inc., Gold Oil Plc Sucursal Colombia and Osage Exploration and Development, Inc. and Osage Exploration and Development, Inc., Sucrusal Colombia dated March 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: March 4, 2009	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer